[PRICEWATERHOUSECOOPERS LLP OFFICE LETTERHEAD]

February 26, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Kavilco Incorporated (copy attached), which we understand will be filed with the Commission, pursuant to Item 102J of Form N-SAR, as part of the Company's Form N-SAR report as of December 31, 2002. We agree with the statements concerning our Firm in such Form N-SAR

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Enclosure -
  As Stated



















[KAVILCO INCORPORATED OFFICE LETTERHEAD]

February 25, 2003


Change in Independent Accountants
On September 25, 2002 Kavilco Incorporated dismissed PricewaterhouseCoopers LLP. As we said in our proxy statement, our core reason for the dismissal was cost. Kavilco's Board of Directors interviewed a replacement firm during their September, 2002 Board meeting and subsequently passed Resolution 11-08-02b approving the engagement of Anderson ZurMuehlen & Company, P.C. The reports of PricewaterhouseCoopers LLP on the financial statements of Kavilco Incorporated for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle.
In connection with their audits for the years ended December 31, 2001 and 2000 and through September 25, 2002, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their report on the financial statements for such years.
/s/ SCOTT BURNS
Scott Burns, Chief Financial Officer
Kavilco Incorporated